EXHIBIT 23.1

Randall N. Drake, C.P.A., P.A.

1981 Promenade Way
Clearwater, Florida 33760
Phone: (727) 536-4863

Consent of Independent Registered Public Accounting Firm

I consent to the inclusion in the Prospectus, of which this Amendment No. 1 to this Registration Statement on Form S-1 is a part, of the report dated March 29, 2011 relative to the financial statements of Silver Horn Mining LTD. as of December 31, 2010 and 2009 and for each of the years then ended.

I also consent to the reference to my firm under the caption "Experts" in such Registration Statement.

/s/ Randall N. Drake, CPA, PA
Randall N. Drake, CPA, PA

Clearwater, Florida

November 8, 2011